                                   EXHIBIT 21
                                  SUBSIDIARIES

       Subsidiary                               Jurisdiction of Incorporation
                                                        or Organization
       ----------                               -----------------------------

Soltec Research Pty. Ltd.                            Victoria, Australia
Connetics Australia Pty. Ltd.                        Victoria, Australia